Exhibit 99.1 news release

Ovintiv Reports Third Quarter 2023 Financial and Operating Results

Strong Well Results and Successful Acquisition Integration Drive Increased Full Year Production Guidance

Highlights:

•
Generated net earnings of $406 million, cash from operating activities of $906 million, Non-GAAP Cash Flow of $1,112 million and Non-GAAP Free Cash Flow of $278 million after capital expenditures of $834 million
•
Third quarter production was at or above the high end of guidance on every product with average total production volumes of 572 thousand barrels of oil equivalent per day (“MBOE/d”), including 214 thousand barrels per day (“Mbbls/d”) of oil and condensate, 87 Mbbls/d of other NGLs (C2 to C4) and 1,625 million cubic feet per day (“MMcf/d”) of natural gas
•
Increased full year 2023 production guidance and tightened the range for full year capital guidance
•
Returned $127 million to shareholders through the combination of base dividend payments and share buybacks
•
Received regulatory approval for the renewal of the Company’s normal course issuer bid, or NCIB program, enabling the Company to purchase up to approximately 26.7 million shares of common stock over a 12-month period ending October 2, 2024

DENVER, November 7, 2023 – Ovintiv Inc. (NYSE, TSX: OVV) (“Ovintiv” or the “Company”) today announced its third quarter 2023 financial and operating results. The Company plans to hold a conference call and webcast at 10:00 a.m. MT (12:00 p.m. ET) on November 8, 2023. Please see dial-in details within this release, as well as additional details on the Company's website at www.ovintiv.com under Presentations and Events – Ovintiv.

“Our outstanding third quarter results are a reflection of the momentum we have been building all year,” said Ovintiv President and CEO, Brendan McCracken. “Strong well performance across the portfolio, combined with the seamless integration of our new Permian assets, has allowed us to significantly exceed our oil and condensate guidance, reflecting both enhanced capital efficiency and higher returns on our invested capital.”

Third Quarter 2023 Financial and Operating Results

•
The Company recorded net earnings of $406 million, or $1.47 per diluted share of common stock. Included in net earnings were net losses on risk management of $282 million, before tax.
•
Cash from operating activities was $906 million, Non-GAAP Cash Flow was $1,112 million and capital investment totaled approximately $834 million, resulting in $278 million of Non-GAAP Free Cash Flow.
•
Third quarter capital investment of $834 million was lower than the third quarter guidance range of $840 million to $890 million resulting from capital efficiencies.
•
Third quarter average total production volumes were at the high end or above Company guidance on all products at approximately 572 MBOE/d, including 214 Mbbls/d of oil and condensate, 87 Mbbls/d of other NGLs and 1,625 MMcf/d of natural gas.
•
Upstream operating expense was $4.48 per barrel of oil equivalent ("BOE"). Upstream transportation and processing costs were $7.40 per BOE. Production, mineral and other taxes were $1.70 per BOE, or 4.3% of upstream revenue. These costs were below the bottom end of guidance on a combined basis.
•
Excluding the impact of hedges, third quarter average realized prices were $78.86 per barrel for oil and condensate (96% of WTI), $18.39 per barrel for other NGLs (C2-C4) and $2.33 per thousand cubic feet ("Mcf") for natural gas (91% of NYMEX) resulting in a total average realized price of $38.95 per BOE. Including the impact of hedges, the average realized prices for oil and condensate was $77.94 (95% of WTI), other NGLs was unchanged, and the average realized price for natural gas was $2.51 per Mcf (98% of NYMEX) resulting in a total average realized price of $39.12 per BOE.

Ovintiv Inc.	1

Guidance

The Company issued its fourth quarter 2023 guidance and favorably revised its full year guidance. Full year production guidance was increased due to strong well productivity across the portfolio and faster than expected integration of recently acquired Permian assets. Full year capital efficiency is expected to improve by approximately six percent compared to the guidance issued following the completion of the Permian asset acquisition in June. Full year production volumes are expected to average 550 to 560 MBOE/d, with full year capital investment of $2.745 billion to $2.785 billion.

Full Year 2023
Guidance Updates	4Q 2023	As of June 2023	As of July 2023	Updated
Total Production (MBOE/d)	560 – 580	521 – 546	535 – 550	550 – 560
Oil & Condensate (Mbbls/d)	220 – 227	186 – 196	190 – 196	196 – 198
NGLs (C2 - C4) (Mbbls/d)	84 – 88	80 – 85	83 – 87	87– 89
Natural Gas (MMcf/d)	1,550 – 1,600	1,525 – 1,575	1,575 – 1,625	1,615 – 1,630
Capital Investment ($ Millions)	$660 – $700	$2,680 – $2,980	$2,680 – $2,850	$2,745 – $2,785

Ovintiv expects production in the fourth quarter to be the high point for the year resulting from strong well productivity across the portfolio along with the acceleration of acquired Permian wells turned in line (TIL). The Company expects all acquired Permian wells in progress to be on production by year end. Total Company oil and condensate production is expected to average 220 to 227 Mbbls/d in the fourth quarter.

2024 Outlook

In 2024, Ovintiv expects to deliver total Company average oil and condensate production volumes of approximately 200 Mbbls/d with total capital investment of $2.1 billion to $2.5 billion. The Company’s production profile is expected to stabilize at approximately 200 Mbbls/d by the second quarter of 2024, one quarter sooner than originally planned.

Returns to Shareholders

Ovintiv remains committed to its capital allocation framework, which returns at least 50% of post base dividend Non-GAAP Free Cash Flow to shareholders through buybacks and/or variable dividends.

In the third quarter of 2023, the Company returned approximately $127 million to shareholders through share buybacks totaling approximately $45 million and its base dividend of approximately $82 million.

On September 13, 2023, the Company purchased one million shares of Ovintiv common stock from the 15 million shares offered for sale by NMB Stock Trust, a Delaware statutory trust, in a secondary public offering. The total consideration paid was approximately $45 million, or $45.45 per share, and the shares were cancelled during the third quarter of 2023. The share purchase accelerates Ovintiv’s expected fourth quarter share purchases under its existing shareholder return framework. Share buybacks in the fourth quarter are expected to total approximately $53 million.

Continued Balance Sheet Focus

Ovintiv had approximately $3.1 billion in total liquidity as of September 30, 2023, which included available credit facilities of $3,150 million, available uncommitted demand lines of $273 million, and cash and cash equivalents of $3 million, net of outstanding commercial paper of $359 million.

Ovintiv reported Non-GAAP Debt to EBITDA of 1.4 times and Non-GAAP Debt to Adjusted EBITDA of 1.5 times as of September 30, 2023.

The Company remains committed to maintaining a strong balance sheet and is currently rated investment grade by four credit rating agencies. Ovintiv maintains a long-term leverage target of 1.0 times Non-GAAP Debt to Adjusted EBITDA at mid-cycle prices, with an associated long-term total debt target of $4.0 billion.

Dividend Declared

On November 7, 2023, Ovintiv’s Board declared a quarterly dividend of $0.30 per share of common stock payable on December 29, 2023, to shareholders of record as of December 15, 2023.

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Asset Highlights

Permian

Permian production averaged 194 MBOE/d (83% liquids) in the third quarter. The Company had 83 net wells TIL. Ovintiv plans to invest approximately $1.43 to $1.47 billion in the play in 2023 to bring on 170 to 180 net wells.

Montney

Montney production averaged 229 MBOE/d (21% liquids) in the third quarter. The Company had 22 net wells TIL. Ovintiv plans to invest approximately $540 to $580 million in the play in 2023 to bring on 75 to 80 net wells.

Uinta

Uinta production averaged 24 MBOE/d (84% liquids) in the third quarter. The Company had ten net wells TIL. Ovintiv plans to invest approximately $415 to $435 million in the play in 2023 to bring on 21 to 26 net wells. Capital investment in 2023 includes drilling and completion expenditures on wells that will not TIL until 2024.

Anadarko

Anadarko production averaged 119 MBOE/d (60% liquids) in the third quarter. The Company had one net well TIL. Ovintiv plans to invest approximately $190 to $210 million in the play in 2023 to bring on 26 net wells.

For additional information, please refer to the Third Quarter 2023 Results Presentation available on Ovintiv's website, www.ovintiv.com under Presentations and Events – Ovintiv. Supplemental Information, and Non-GAAP Definitions and Reconciliations, are available on Ovintiv's website under Financial Documents Library.

Conference Call Information

A conference call and webcast to discuss the Company’s third quarter results will be held at 10:00 a.m. MT (12:00 p.m. ET) on November 8, 2023.

To join the conference call without operator assistance, you may register and enter your phone number at https://emportal.ink/3nQ9Md7 to receive an instant automated call back. You can also dial direct to be entered to the call by an Operator. Please dial 888-664-6383 (toll-free in North America) or 416-764-8650 (international) approximately 15 minutes prior to the call.

The live audio webcast of the conference call, including slides and financial statements, will be available on Ovintiv's website, www.ovintiv.com under Investors/Presentations and Events. The webcast will be archived for approximately 90 days.

Refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

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Capital Investment and Production

(for the period ended September 30)	3Q 2023	3Q 2022
Capital Expenditures (1) ($ millions)	834	511
Oil (Mbbls/d)	170.9	133.4
NGLs – Plant Condensate (Mbbls/d)	43.3	46.0
Oil & Plant Condensate (Mbbls/d)	214.2	179.4
NGLs – Other (Mbbls/d)	86.7	86.9
Total Liquids (Mbbls/d)	300.9	266.3
Natural gas (MMcf/d)	1,625	1,500
Total production (MBOE/d)	571.8	516.3
(1)
Including capitalized directly attributable internal costs.

Third Quarter Financial Summary

(for the period ended September 30) ($ millions)	3Q 2023	3Q 2022
Cash From (Used In) Operating Activities Deduct (Add Back): Net change in other assets and liabilities Net change in non-cash working capital	906 (14) (192)	962 (17) 31
Non-GAAP Cash Flow (1)	1,112	948

Non-GAAP Cash Flow (1)	1,112	948
Less: Capital Expenditures (2)	834	511
Non-GAAP Free Cash Flow (1)	278	437

Net Earnings (Loss) Before Income Tax Before-tax (Addition) Deduction: Unrealized gain (loss) on risk management Non-operating foreign exchange gain (loss)	393 (292) 17	1,274 710 (20)
Adjusted Earnings (Loss) Before Income Tax Income tax expense (recovery)	668 187	584 231
Non-GAAP Adjusted Earnings (1)	481	353
(1)
Non-GAAP Cash Flow, Non-GAAP Free Cash Flow and Non-GAAP Adjusted Earnings are non-GAAP measures as defined in Note 1.
(2)
Including capitalized directly attributable internal costs.

Realized Pricing Summary (Including the impact of realized gains (losses) on risk management)

(for the period ended September 30)	3Q 2023	3Q 2022
Liquids ($/bbl)
WTI	82.26	91.55
Realized Liquids Prices
Oil	79.52	81.74
NGLs – Plant Condensate	71.61	75.73
Oil & Plant Condensate	77.94	80.20
NGLs – Other	18.39	31.49
Total NGLs	36.11	46.81

Natural Gas
NYMEX ($/MMBtu)	2.55	8.20
Realized Natural Gas Price ($/Mcf)	2.51	1.85

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(for the period ended September 30) ($/BOE, except as indicated)	3Q 2023	3Q 2022
Production, mineral and other taxes	1.70	2.29
Upstream transportation and processing	7.40	8.99
Upstream operating	4.48	4.64
Administrative, excluding long-term incentive, transaction and legal costs, and current expected credit losses	1.27	1.39

Cost Summary

Debt to EBITDA (1)

($ millions, except as indicated)	September 30, 2023	December 31, 2022
Long-Term Debt, including Current Portion	6,163	3,570

Net Earnings (Loss)	2,564	3,637
Add back (Deduct):
Depreciation, depletion and amortization	1,549	1,113
Interest	312	311
Income tax expense (recovery)	(11)	(77)
EBITDA	4,414	4,984
Debt to EBITDA (times)	1.4	0.7

Debt to Adjusted EBITDA (1)

($ millions, except as indicated)	September 30, 2023	December 31, 2022
Long-Term Debt, including Current Portion	6,163	3,570

Net Earnings (Loss)	2,564	3,637
Add back (Deduct):
Depreciation, depletion and amortization	1,549	1,113
Accretion of asset retirement obligation	18	18
Interest	312	311
Unrealized (gains) losses on risk management	(398)	(741)
Foreign exchange (gain) loss, net	(6)	15
Other (gains) losses, net	(19)	(33)
Income tax expense (recovery)	(11)	(77)
Adjusted EBITDA	4,009	4,243
Debt to Adjusted EBITDA (times)	1.5	0.8
1)
Debt to EBITDA and Debt to Adjusted EBITDA are non-GAAP measures as defined in Note 1.

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Hedge Details as of September 30, 2023

Oil and Condensate Hedges ($/bbl)	4Q 2023	1Q 2024	2Q 2024	3Q 2024	4Q 2024
WTI Swaps	35 Mbbls/d $76.94	25 Mbbls/d $73.69	25 Mbbls/d $73.69	0 -	0 -
WTI Collars Call Strike Put Strike	35 Mbbls/d $87.60 $65.00	75 Mbbls/d $82.29 $64.33	75 Mbbls/d $80.39 $65.00	10 Mbbls/d $92.06 $60.00	0 - -
WTI 3-Way Options Short Call Long Put Short Put	40 Mbbls/d $104.19 $65.00 $50.00	0 - - -	0 - - -	40 Mbbls/d $89.76 $65.00 $50.00	10 Mbbls/d $89.79 $65.00 $50.00

Natural Gas Hedges ($/Mcf)	4Q 2023	1Q 2024	2Q 2024	3Q 2024	4Q 2024
NYMEX Swaps	0 -	200 MMcf/d $3.62	200 MMcf/d $3.62	200 MMcf/d $3.62	200 MMcf/d $3.62
NYMEX Collars Call Strike Put Strike	200 MMcf/d $3.68 $3.00	400 MMcf/d $5.10 $3.00	400 MMcf/d $3.40 $3.00	400 MMcf/d $3.40 $3.00	400 MMcf/d $5.57 $3.00
NYMEX 3-Way Options Call Strike Put Strike Sold Put Strike	400 MMcf/d $10.05 $4.00 $3.00	100 MMcf/d $4.79 $3.00 $2.25	200 MMcf/d $4.44 $3.00 $2.25	200 MMcf/d $4.44 $3.00 $2.25	100 MMcf/d $4.79 $3.00 $2.25
Waha Basis Swaps	30 MMcf/d ($0.61)	0 -	0 -	0 -	0 -
Waha % of NYMEX Swaps	0 -	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%	50 MMcf/d 71%
Malin Basis Swaps	50 MMcf/d ($0.26)	0 -	0 -	0 -	0 -
AECO Basis Swaps	260 MMcf/d ($1.07)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)	190 MMcf/d ($1.08)
AECO % of NYMEX Swaps	50 MMcf/d 71%	100 MMcf/d 72%	100 MMcf/d 72%	100 MMcf/d 72%	100 MMcf/d 72%

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Price Sensitivities for WTI Oil (1) ($MM)

WTI Oil Hedge Gains (Losses)
	$40	$50	$60	$70	$80	$90	$100	$110	$120
4Q 2023	$255	$190	$89	$22	($10)	($50)	($114)	($200)	($301)
1Q 2024	$243	$152	$61	$8	($14)	($90)	($181)	($272)	($363)
2Q 2024	$247	$156	$65	$8	($14)	($103)	($194)	($285)	($376)
3Q 2024	$74	$64	$18	-	-	($2)	($45)	($91)	($137)
4Q 2024	$14	$14	$5	-	-	($0)	($9)	($19)	($28)
(1)
Hedge positions and hedge sensitivity estimates as of 9/30/2023. Does not include impact of basis positions.

Price Sensitivities for NYMEX Natural Gas (1) ($MM)

NYMEX Natural Gas Hedge Gains (Losses)
	$1.50	$2.00	$2.50	$3.00	$3.50	$4.00	$4.50	$5.00	$5.50
4Q 2023	$64	$55	$46	$37	$18	($6)	($15)	($24)	($33)
1Q 2024	$100	$73	$43	$11	$2	($7)	($16)	($27)	($55)
2Q 2024	$107	$79	$48	$11	($2)	($29)	($60)	($94)	($130)
3Q 2024	$108	$80	$48	$11	($2)	($29)	($60)	($95)	($131)
4Q 2024	$101	$73	$44	$11	$2	($7)	($16)	($27)	($41)
(1)
Hedge positions and hedge sensitivity estimates as of 9/30/2023. Does not include impact of basis positions.

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Important information

Ovintiv reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. Unless otherwise specified or the context otherwise requires, references to “Ovintiv,” “we,” “its,” “our” or to “the Company” includes reference to subsidiaries of and partnership interests held by Ovintiv Inc. and its subsidiaries.

Please visit Ovintiv’s website and Investor Relations page at www.ovintiv.com and investor.ovintiv.com, where Ovintiv often discloses important information about the Company, its business, and its results of operations.

NI 51-101 Exemption

The Canadian securities regulatory authorities have issued a decision document (the “Decision”) granting Ovintiv exemptive relief from the requirements contained in Canada’s National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As a result of the Decision, and provided that certain conditions set out in the Decision are met on an on-going basis, Ovintiv will not be required to comply with the Canadian requirements of NI 51-101 and the Canadian Oil and Gas Evaluation Handbook. The Decision permits Ovintiv to provide disclosure in respect of its oil and gas activities in the form permitted by, and in accordance with, the legal requirements imposed by the U.S. Securities and Exchange Commission (“SEC”), the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the rules of the NYSE. The Decision also provides that Ovintiv is required to file all such oil and gas disclosures with the Canadian securities regulatory authorities on www.sedar.com as soon as practicable after such disclosure is filed with the SEC.

NOTE 1: Non-GAAP Measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. These measures are commonly used in the oil and gas industry and/or by Ovintiv to provide shareholders and potential investors with additional information regarding the Company’s liquidity and its ability to generate funds to finance its operations. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•
Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, and net change in non-cash working capital.
•
Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures.
•
Non-GAAP Adjusted Earnings is a non-GAAP measure defined as net earnings (loss) excluding non-cash items that the Company’s management believes reduces the comparability of the Company's financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, non-operating foreign exchange gains/losses, and gains/losses on divestitures. Income taxes includes adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate. In addition, any valuation allowances are excluded in the calculation of income taxes.
•
Adjusted EBITDA, Debt to EBITDA and Debt to Adjusted EBITDA (Leverage Ratio) are non-GAAP measures. EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, depreciation, depletion and amortization, and interest. Adjusted EBITDA is EBITDA adjusted for impairments, accretion of asset retirement obligation, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Debt to EBITDA is calculated as long-term debt, including the current portion, divided by EBITDA. Debt to Adjusted EBITDA is calculated as long-term debt, including the current portion, divided by Adjusted EBITDA. Adjusted EBITDA, Debt to EBITDA and Debt to Adjusted EBITDA are a non-GAAP measures monitored by management as indicators of the Company’s overall financial strength.

ADVISORY REGARDING OIL AND GAS INFORMATION – The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

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ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements or information (collectively, “forward-looking statements”) within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, except for statements of historical fact, that relate to the anticipated future activities, plans, strategies, objectives or expectations of the Company, including the expectation of delivering sustainable durable returns to shareholders in future years, plans regarding share buybacks and debt reduction, and the anticipated timing of bringing wells online, are forward-looking statements. When used in this news release, the use of words and phrases including “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “focused on,” “forecast,” “guidance,” “intends,” “maintain,” “may,” “opportunities,” “outlook,” “plans,” “potential,” “strategy,” “targets,” “will,” “would” and other similar terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words or phrases. Readers are cautioned against unduly relying on forward-looking statements which, are based on current expectations and by their nature, involve numerous assumptions that are subject to both known and unknown risks and uncertainties (many of which are beyond our control) that may cause such statements not to occur, or actual results to differ materially and/or adversely from those expressed or implied. These assumptions include, without limitation: future commodity prices and basis differentials; the Company's ability to successfully integrate the Midland Basin assets; the ability of the Company to access credit facilities and capital markets; the availability of attractive commodity or financial hedges and the enforceability of risk management programs; the Company's ability to capture and maintain gains in productivity and efficiency; the ability for the Company to generate cash returns and execute on its share buyback plan; expectations of plans, strategies and objectives of the Company, including anticipated production volumes and capital investment; the Company’s ability to manage cost inflation and expected cost structures, including expected operating, transportation, processing and labor expenses; the outlook of the oil and natural gas industry generally, including impacts from changes to the geopolitical environment; and projections made in light of, and generally consistent with, the Company's historical experience and its perception of historical industry trends; and the other assumptions contained herein.

Although the Company believes the expectations represented by its forward-looking statements are reasonable based on the information available to it as of the date such statements are made, forward-looking statements are only predictions and statements of our current beliefs and there can be no assurance that such expectations will prove to be correct. All forward-looking statements contained in this news release are made as of the date of this news release and, except as required by law, the Company undertakes no obligation to update publicly; revise or keep current any forward-looking statements. The forward-looking statements contained or incorporated by reference in this news release, and all subsequent forward-looking statements attributable to the Company, whether written or oral, are expressly qualified by these cautionary statements.

The reader should carefully read the risk factors described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and in other filings with the SEC or Canadian securities regulators, for a description of certain risks that could, among other things, cause actual results to differ from these forward-looking statements. Other unpredictable or unknown factors not discussed in this news release could also have material adverse effects on forward-looking statements.

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

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